UNITED STATES
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March 27, 2020
Dear Fellow Shareholder:
We hope you have received your copy of Johnson & Johnson’s 2020 Proxy Statement (the “Proxy Statement”) along with the proxy card or notice of Internet availability of proxy materials.
As Chairman of the Compensation & Benefits Committee (the “Committee”) of the Board of Directors (the “Board”) of Johnson & Johnson (the “Company”), I am writing to you today to ask for your support by voting in accordance with the recommendations of the Board on all proposals. In particular, I am asking for you to vote “FOR” our Advisory Vote to Approve Named Executive Officer Compensation (“Say on Pay”) (Item 2).
We share your commitment to aligning the Company’s executive compensation programs with the interests of shareholders. To assist you in evaluating our Say on Pay proposal, I would like to provide you with additional information concerning our engagement with shareholders regarding severance for executives.
We spoke with many of our institutional investors during the 2019 fall engagement season, and we have carefully considered their thoughtful guidance. Because our shareholders understood that it was impossible to predict every potential future factor that could impact an executive departure, they shared that it was important to them for the Committee to retain discretion to act in the best interests of the Company. However, we understand that you may be interested to learn more about our shareholder engagement process, the changes we have made, and how we intend to reduce the chance that the Committee may need to use supplemental severance in the future. I have summarized these topics below for your consideration:

•	We enhanced our shareholder outreach during the 2019 fall engagement season.
We reached out to shareholders representing approximately 45% of our total ownership and approximately 64% of our institutional ownership. We met with approximately 115 U.S. and international institutional shareholders representing approximately 35% of our total ownership and approximately 50% of our institutional ownership, and I personally participated in many of these discussions.

•	We discussed a past severance action with shareholders and what we should do going forward.
We discussed the special one-time severance action taken in 2018 for a senior executive, which we believe significantly contributed to the reduced support for our 2019 Say on Pay vote. We also discussed how to address similar situations going forward, and we greatly appreciate the thoughtful guidance that we received from our shareholders.

•	Based on our engagements with shareholders, we believe that our shareholders do not support limiting the Committee’s flexibility to address severance in connection with future terminations.
The shareholders we met with appreciated the complex circumstances that can arise in connection with the departure of a senior executive, and they agreed that it is important for the Committee to retain the ability to use its discretion in the best interests of the Company and its shareholders in these circumstances. Our shareholders are wary of the unintended consequences of future commitments that deprive the Committee of discretion, and do not support limiting the Committee’s ability to act in the best interests of the Company based on the facts and circumstances encountered in each situation.

•	In the future, we will provide severance within our existing programs and avoid paying supplemental severance, while retaining flexibility to act in the best interests of the Company.
Based on our engagements with shareholders, we understand that the Committee should plan proactively when possible to provide for executive severance. The Committee plans to provide severance benefits within existing programs, and we will retain flexibility, if circumstances warrant, to take additional actions that are in the best long-term interests of the Company. If the Committee determines that discretionary action is in the best interests of the Company, we will publicly disclose the factors that led to that decision to ensure that our shareholders are well-informed. While we cannot predict the future, and contentious terminations with the potential for prolonged disputes or litigation cannot always be avoided, we will strive to protect the Company and preserve long-term shareholder value.

•	Because long-term incentive proration in the event of position elimination now covers all our unvested long-term incentives, we have reduced the potential for supplemental severance in the future.
Had this feature been in place for the Named Executive Officers in 2018, we would not have made the supplemental severance payment to the departing executive in 2018.
Now, as described on page 65 of our 2020 Proxy statement, we will prorate long-term incentives provided to our Named Executive Officers in the event of termination due to a position elimination. We introduced this provision beginning with our 2018 long-term incentive grants. All three unvested long-term incentive grants that are currently outstanding (for 2018, 2019, and 2020) have this feature.
In 2018, if an executive’s position was eliminated due to a business restructuring, that executive would forfeit his or her unvested long-term incentives granted prior to 2018, which could have a substantial economic impact on that executive. At that time, we applied the proration provision retroactively for our employees below the Executive Committee who received long-term incentives as part of their compensation, but not for the Executive Committee members (including the departing executive in 2018 who received the supplemental severance payment).

•	We believe there is reduced risk of the need for supplemental severance in the future due to the tenure and experience of our Named Executive Officers.
As a result of the long tenures of our Named Executive Officers, we believe it is unlikely that we would need to provide supplemental severance upon their departure. In addition to being covered under the Company’s Severance Pay Plan, four of our five Named Executive Officers qualify for continued vesting of their long-term incentives upon termination without cause. The fifth Named Executive Officer has attained the minimum service requirement and will attain the minimum age requirement next year. In addition, we have a strong internal pipeline of tenured executives with the potential to become future Executive Committee members.

•	We expect to address severance upfront and disclose the potential amounts.
In some of our meetings with shareholders, we discussed disclosing potential severance amounts in advance. If we do have a direct external hire into our Executive Committee in the future, we expect to use an employment agreement to address severance upfront (including the treatment of long-term incentives upon termination of employment). If the executive is a Named Executive Officer, the amounts and type of severance will be disclosed in our Proxy Statement.

I urge you to vote “FOR” our Say on Pay proposal (Item 2).
I appreciate your time and consideration on these matters and ask for your support of the Board’s recommendation. Our Proxy Statement, this supplemental proxy material and our 2019 Annual Report, are available at http://www.investor.jnj.com/gov/annualmeetingmaterials.cfm.
/s/ Ronald A. Williams
Ronald A. Williams
Chairman, Johnson & Johnson Compensation & Benefits Committee